Exhibit 99.2

CSX
3302

# CSX QUARTERLY FINANCIAL REPORT
## FIRST QUARTER 2018

CSX Announces Record First Quarter 2018 Financial Results
JACKSONVILLE, Fla. - April 17, 2018 - CSX Corporation (NASDAQ: CSX) today announced record first quarter 2018 net earnings of $695 million, or $0.78 per share, versus $362 million, or $0.39 per share in the same period last year. CSX’s operating ratio for the quarter improved 950 basis points to 63.7 percent from 73.2 percent in the prior year. Compared to 2017 first quarter adjusted operating results, which excluded restructuring charges, this represents an operating ratio improvement of 570 basis points and a 53 percent increase in earnings per share year over year.

“CSX employees did a great job of running the railroad and executing the scheduled railroading model during challenging weather conditions,” said James M. Foote, president and chief executive officer. “We’re more confident in our ability to deliver safe, reliable, best-in-class service for our customers and enhanced value for our shareholders.”

Revenue for the first quarter remained relatively flat at $2.88 billion, while expenses declined 13 percent year over year or 8 percent when excluding prior year restructuring charges. Operating income for the quarter increased 36 percent to $1.04 billion when compared to $769 million in the same period last year or 19 percent when compared to the adjusted operating income of $879 million reported in the first quarter of 2017.

“Since implementation of scheduled railroading began in March 2017, CSX has taken significant strides to transform the organization and to make CSX more competitive,” said Foote. “Our company’s operating model provides substantial opportunities to leverage our service product offering, capture growth and deliver superior financial returns.”

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Kevin Boone
Operating Statistics..............................p. 11	Company’s most recent	www.csx.com	(904) 359-1090
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

CSX executives will conduct a conference call with the investment community this afternoon, April 17, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are above.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended (a)
	Mar. 31, 2018	Mar. 31, 2017	$ Change	% Change

Revenue	$2,876	$2,869	$7	—%
Expense
Labor and Fringe (b)	696	795	99	12
Materials, Supplies and Other	482	571	89	16
Depreciation	323	320	(3)	(1)
Fuel	255	218	(37)	(17)
Equipment and Other Rents	101	99	(2)	(2)
Restructuring Charge (b)(c)	—	110	110	100
Equity Earnings of Affiliates	(25)	(13)	12	92
Total Expense	1,832	2,100	268	13

Operating Income	1,044	769	275	36

Interest Expense	(149)	(137)	(12)	(9)
Restructuring Charge - Non-Operating (b)(c)	—	(63)	63	100
Other Income - Net (b)	17	13	4	31
Earnings Before Income Taxes	912	582	330	57

Income Tax Expense	(217)	(220)	3	1
Net Earnings	$695	$362	$333	92%

Operating Ratio	63.7%	73.2%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.78	$0.39	$0.39	100%

Average Shares Outstanding, Assuming Dilution (Millions)	888	929

Cash Dividends Paid Per Common Share	$0.22	$0.18

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 31, 2018 (a)	Dec. 31, 2017 (a)
ASSETS

Cash and Cash Equivalents	$1,980	$401
Short-term Investments	10	18
Other Current Assets	1,552	1,496
Properties - Net	31,748	31,764
Investment in Affiliates and Other Companies	1,714	1,686
Other Long-term Assets	435	374
Total Assets	$37,439	$35,739

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$19	$19
Other Current Liabilities	1,872	1,875
Long-term Debt (d)	13,768	11,790
Deferred Income Taxes - Net	6,485	6,418
Other Long-term Liabilities	904	916
Total Liabilities	23,048	21,018

Total Shareholders' Equity	14,391	14,721
Total Liabilities and Shareholders' Equity	$37,439	$35,739

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Quarters Ended (a)
	Mar. 31, 2018	Mar. 31, 2017
OPERATING ACTIVITIES
Net Earnings	$695	$362
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	323	320
Deferred Income Taxes	54	59
Gain on Property Dispositions	(32)	(2)
Equity Earnings of Affiliates	(25)	(13)
Restructuring Charge (c)	—	173
Cash Payments for Restructuring Charge	(12)	(12)
Other Operating Activities - Net	(37)	156
Net Cash Provided by Operating Activities	966	1,043

INVESTING ACTIVITIES
Property Additions	(368)	(441)
Proceeds from Property Dispositions	52	13
Purchase of Short-term Investments	—	(75)
Proceeds from Sales of Short-term Investments	8	205
Other Investing Activities	(8)	12
Net Cash Used in Investing Activities	(316)	(286)

FINANCING ACTIVITIES
Long-term Debt Issued (d)	2,000	—
Dividends Paid	(194)	(166)
Shares Repurchased (e)	(836)	(258)
Other Financing Activities	(41)	(6)
Net Cash Provided by (Used in) Financing Activities	929	(430)

Net Increase in Cash and Cash Equivalents	1,579	327

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	401	603
Cash and Cash Equivalents at End of Period	$1,980	$930

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Fiscal Year: As previously announced, effective in third quarter 2017, CSX changed its fiscal reporting calendar from a 52/53 week year ending on the last Friday of December to a calendar year ending on December 31 of each year. The calendar year change was made on a prospective basis as it did not materially impact comparability of the Company’s financial results. As a result, first quarter 2018 included 90 days and first quarter 2017 included 91 days.

b)
Pension and Other Post-Retirement Benefit Charges: In March 2017, the FASB issued Accounting Standard Update "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which requires that only the service cost component of net periodic benefit costs be recorded as compensation cost in operating expense on the consolidated income statement. All other components of net periodic benefit cost (interest cost, expected return on plan assets, amortization of net loss, special termination benefits and settlement and curtailment effects) should be presented as non-operating charges on the consolidated income statement. These non-operating charges are presented as restructuring charge - non-operating, if related to prior year restructuring activities discussed in Footnote (c) below, or as other income - net as appropriate. The Company adopted the provisions of this standard during first quarter 2018 and applied them retrospectively. The retrospective impact of adoption for first quarter 2017 is shown in the following table.

	Quarter Ended March 31, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$789	$6	$795
Restructuring Charge	$173	$(63)	$110
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$(63)	$(63)
Other Income - Net	$7	$6	$13

c)
Restructuring Charge: Through an involuntary separation program with enhanced benefits to further its strategic objectives, CSX reduced its management workforce by approximately 950 employees during 2017 (765 employees during first quarter 2017). The Company has been focused on driving efficiencies through process improvement and responding to business mix shifts. These management reductions were designed to further streamline general and administrative and operating support functions to speed decision making and further control costs.

The majority of separation benefits are being paid from general corporate funds while certain benefits are being paid through CSX’s qualified pension plans. Additionally, in first quarter 2017, the Company's former Chief Executive Officer, Michael J. Ward, and President, Clarence W. Gooden, announced their retirements, and the terms of their unvested equity awards were modified to permit prorated vesting through May 31, 2018.

CSX Corporation

The first quarter 2017 restructuring charge of $173 million, which amounted to $108 million or $0.12 cents per share after tax, included $110 million of operating and $63 million of non-operating costs, related to the management workforce reduction, reimbursement arrangements, the proration of equity awards and other advisory costs related to the leadership transition. Payments related to the 2017 restructuring charge were substantially complete as of March 31, 2018.

	Quarter Ended March 31, 2017
(Dollars in millions)	As Previously Reported	Operating Restructuring Charge	Non-Operating Restructuring Charge
Severance and Pension	$131	$81	$50
Other Post-Retirement Benefits Curtailment	13	—	13
Employee Equity Awards Proration and Other	11	11	—
Subtotal Management Workforce Reduction	155	92	63
Executive Equity Awards Proration	8	8	—
Advisory Fees Related to Shareholder Matters	10	10	—
Total Restructuring Charge	$173	$110	$63

d)
Long-term Debt Issued: On February 20, 2018, CSX issued $800 million of 3.80% notes due 2028, $850 million of 4.30% notes due 2048, and $350 million of 4.65% notes due 2068. These notes are included in the condensed consolidated balance sheets under long-term debt. The net proceeds will be used for general corporate purposes, which may include repurchases of CSX's common stock, capital investment, working capital requirements, improvement in productivity and other cost reductions at CSX’s major transportation units.

e)	Shares Repurchased: During first quarter 2018 and 2017, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2018	Mar. 31, 2017
Shares Repurchased (Millions)	15	6
Cost of Shares (Dollars in millions)	$836	$258
Average Cost per Share Repurchased	$55.83	$44.64

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2018 (90 days) and March 31, 2017 (91 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	162	175	(7)%	$557	$566	(2)%	$3,438	$3,234	6%
Automotive	112	119	(6)	304	316	(4)	2,714	2,655	2
Agricultural and Food Products	107	121	(12)	307	332	(8)	2,869	2,744	5
Forest Products	67	67	—	195	192	2	2,910	2,866	2
Minerals	66	70	(6)	114	114	—	1,727	1,629	6
Metals and Equipment	64	70	(9)	186	190	(2)	2,906	2,714	7
Fertilizers	64	77	(17)	116	129	(10)	1,813	1,675	8
Total Merchandise	642	699	(8)	1,779	1,839	(3)	2,771	2,631	5

Coal	201	205	(2)	503	522	(4)	2,502	2,546	(2)

Intermodal	689	688	—	449	434	3	652	631	3

Other	—	—	—	145	74	96	—	—	—

Total	1,532	1,592	(4)%	$2,876	$2,869	—%	$1,877	$1,802	4%

CSX Corporation

VOLUME AND REVENUE
Total revenue was relatively flat and revenue per unit increased 4% for first quarter 2018 when compared to first quarter 2017, primarily due to increases in other revenue, fuel recovery and price increases across most markets, mostly offset by volume declines.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag expense is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2018 (90 days)	Mar. 31, 2017 (91 days)
Fuel Surcharge Revenue	$134	$85
Fuel Lag Expense	$(6)	$(5)

Merchandise
Chemicals - Volume declined as a result of reduced fly ash shipments, sustained challenges in energy markets and inventory shortages caused by plant outages reducing plastic shipments.
Automotive - Volume declined primarily due to a reduction in North American vehicle production and the industry's strained autorack fleet.
Agricultural and Food Products - Volume declined due to losses in the ethanol market as well as challenges in the domestic and export grain markets.
Forest Products - Volume was flat due to gains for panel products from southeastern origins, which were offset by a decline in lumber shipments.
Minerals - Volume declined due to prior year’s mild winter weather which allowed producers to ship ahead of the typical shipping season.
Metals and Equipment - Volume declines were driven by a decrease in scrap metal shipments resulting from shifts in the global marketplace and declines in transportation equipment moves.
Fertilizers - Volume declined primarily due to the closure of a customer facility impacting short-haul rail shipments.
Coal
Domestic - Utility coal volume declined reflecting strong competition from natural gas. Coke, iron ore and other volume declined, primarily driven by sourcing shifts as producers focused shipments towards the export market.
Export - Volume increased as global supply levels and elevated global benchmark prices supported continued demand for U.S. coal exports.

	Quarters Ended
(Millions of tons)	Mar. 31, 2018 (90 days)	Mar. 31, 2017 (91 days)	Change
Coal Tonnage
Domestic	12.3	14.5	(15)%
Export	10.6	8.7	22
Total Coal	22.9	23.2	(1)%
Intermodal
Domestic - Volume declined as rationalization of low-density lanes in late 2017 more than offset growth with existing customers due to tightening truck capacity.
International - Volume increased driven by new customers and strong performance with existing customers, which more than offset losses from the rationalization of low-density lanes in late 2017.
Other Revenue
Other revenue increased $71 million versus prior year primarily due to increases in incidental charges and payments from customers that did not meet volume commitments of $23 million in 2018 compared to $4 million in 2017.

CSX Corporation

EXPENSE
Expenses of $1.8 billion decreased $268 million, or 13 percent, year over year primarily driven by efficiency and volume savings of $157 million and a restructuring charge of $110 million in 2017, partially offset by inflation.
Labor and Fringe expense decreased $99 million due to the following:

•
Efficiency and volume savings of $97 million were driven primarily by reduced headcount from 2017, the effects of implementing scheduled railroading, lower operating costs and lower volume-related costs.

•
Incentive compensation decreased $15 million driven primarily by the reduction of management headcount in 2017 and adjustments to reflect changes in the expected award payouts on existing plans for each year.

•	Other costs increased due to inflation, which was driven by increased wages for both management and union employees.
Materials, Supplies and Other expense decreased $89 million due to the following:

•
Efficiency and volume savings of $48 million were primarily related to a reduction in contingent workers, lower maintenance costs from the reduction in the active locomotive fleet, less operating support costs and lower volumes.

•	Real estate gains were $32 million in 2018 compared to $2 million in 2017.

•	Other costs decreased due to a reduction in personal injury expense resulting from a decline in the severity of injuries and other non-significant items, partially offset by inflation.
Depreciation expense increased slightly primarily due to impacts from changes in the asset base.
Fuel expense increased $37 million due to the following:

•	A 24 percent price increase drove $48 million in additional fuel expense.

•	Efficiency savings from locomotive fuel reduction initiatives and a decline in volume partially offset the price increase.
Equipment and Other Rents increased slightly due to higher incidental rent, partially offset by efficiency savings.
Equity Earnings of Affiliates increased $12 million due to additional earnings from affiliates (primarily TTX and Conrail) and other non-significant items.

Employee Counts (Estimated) (a)

	Quarters Ended
	Mar. 31, 2018 (90 days)	Mar. 31, 2017 (91 days)	Change
Average	23,482	26,504	(3,022)
Ending	23,019	26,027	(3,008)
(a) Beginning in third quarter 2017, employee counts include employees on leave. Prior period counts were updated to reflect this change.

Fuel Expense

	Quarters Ended
(Dollars and gallons in millions, except price per gallon)	Mar. 31, 2018 (90 days)	Mar. 31, 2017 (91 days)
Estimated Locomotive Fuel Consumption (Gallons)	106.6	114.7
Price per Gallon (Dollars)	$2.15	$1.73
Total Locomotive Fuel Expense	$229	$198
Other	26	20
Total Fuel Expense	$255	$218

CSX Corporation

OPERATING STATISTICS (Estimated)
While the number of personal injuries at CSXT slightly declined in first quarter 2018, a reduction in man hours outpaced that improvement as CSXT continued streamlining operations and reducing overall headcount. This resulted in an FRA reportable personal injury frequency index of 1.11 for the first quarter or a 14 percent unfavorable decline year over year. Similarly, train accidents slightly increased in first quarter 2018, while train miles declined considerably as a result of consolidated train profiles and more direct routing. This unfavorably impacted CSXT’s FRA train accident frequency rate, which rose 19 percent year over year to 3.66 in the first quarter. With signs of improvement in the first quarter, CSXT is committed to building on that progress and intensifying its focus on injury and accident prevention.
CSXT’s operating performance continued to improve in first quarter 2018 despite experiencing prolonged winter weather conditions across the network. Operations remained fluid, as train velocity and car dwell improved 22 percent and 10 percent, respectively, in the quarter. CSXT remains focused on executing the operational plan to deliver further service gains, improve transit times and drive asset utilization while controlling costs.

	Quarters Ended
	Mar. 31, 2018 (90 days)	Mar. 31, 2017 (91 days)	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.3	14.2	22%
Dwell (Hours) (a)	10.4	11.5	10%

Revenue Ton-Miles (Billions) (b)
Merchandise	31.4	31.8	(1)%
Coal	10.3	10.6	(3)%
Intermodal	7.1	7.0	1%
Total Revenue Ton-Miles	48.8	49.4	(1)%

Total Gross Ton-Miles (Billions) (c)	96.3	101.6	(5)%
On-Time Originations	81%	81%	—%
On-Time Arrivals (c)	57%	52%	10%

Safety
FRA Personal Injury Frequency Index	1.11	0.97	(14)%
FRA Train Accident Rate	3.66	3.08	(19)%
Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. CSX will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in first quarter 2018, the calculation of revenue ton-miles was updated to reflect the ton miles for a shipment’s profiled or planned trip, which aligns with the product sold to the customer and recorded as revenue. Prior year has been restated to conform to this change.
(c) Beginning in third quarter 2017, the calculation of gross ton-miles and on-time arrivals has changed. Prior year has been restated to conform to this change.

•	Gross ton-miles now includes actual gross ton-miles for all shipments. Previously, the last few weeks of the quarter were estimated using shipment details which were later adjusted to actuals.

•	On-time arrivals now eliminates the two-hour window which was previously allowed in order for a train to be considered "on time".
Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

Non-GAAP Measures - Unaudited
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Prior Year Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends.
As noted in Footnote (b) to the consolidated financial statements, the Company adopted the provisions of an accounting standard related to the presentation of net pension and other post-retirement benefit costs during first quarter 2018 and applied them retrospectively. The retrospective impact of adoption for first quarter 2017 is shown in the following table. As a result of this change, $63 million of the $173 million restructuring charge and $6 million of net pension benefits were reclassified to non-operating income (expense) for first quarter 2017. In addition, the restructuring charge was tax effected using rates reflective of the applicable tax amounts for each component of the restructuring charge.

	Quarter Ended March 31, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$712	75.2%	$362	$0.39
Reclassification of Net Pension and Other Post-Retirement Benefit (Expense)	57	(2.0)	—	—
As Reclassified - GAAP	769	73.2	362	0.39
Restructuring Charge	110	(3.8)	108	0.12
Adjusted Operating Results (non-GAAP)	$879	69.4%	$470	$0.51
Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow was tax effected using the Company's applicable tax rate.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2018 (90 days)	Mar. 31, 2017 (91 days)
Net Cash Provided by Operating Activities	$966	$1,043
Property Additions	(368)	(441)
Other Investing Activities	44	25
Free Cash Flow (before payment of dividends)	642	627
Add back: Cash Payments for Restructuring Charge (after-tax)	9	7
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$651	$634